UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 24, 2010

HEARTLAND PAYMENT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32594	22-3755714
(State or other jurisdiction of incorporation or organization)	(Commission File No)	(I.R.S. Employer Identification Number)

90 Nassau Street, Princeton, New Jersey 08542

(Address of principal executive offices) (Zip Code)

(609) 683-3831

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 24, 2010, Heartland Payment Systems, Inc. (“Company”, “we”, “our” or “us”) entered into a second amended and restated credit agreement (the “Agreement”) with certain lenders party to the Agreement, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities LLC and KeyBank National Association, as co-lead arrangers and joint bookrunners, Bank of America, N.A., as syndication agent, and Wells Fargo Bank, N.A., as documentation agent. The lenders are currently JPMorgan Chase Bank, N.A., KeyBank National Association, Bank of America, N.A., Wells Fargo Bank, N.A. and SunTrust Bank. Credit extended under the Agreement is guaranteed by our subsidiaries, Heartland Payroll Company, L.L.C., an Ohio limited liability company, Debitek, Inc., a Delaware corporation, and Heartland Acquisition, LLC, a Delaware limited liability company, and is secured by substantially all of our assets and the assets of our subsidiaries. The Agreement amended and restated in its entirety the previous amended and restated credit agreement entered into on May 30, 2008, as amended, between us and certain of the parties to the Agreement.

The Agreement provides for a revolving credit facility in the aggregate amount of up to $50 million (the “Revolving Credit Facility”), of which up to $10 million may be used for the issuance of letters of credit and up to $5 million is available for swingline loans. Upon the prior approval of the administrative agent, we may increase the total revolving commitments by $50 million for a total commitment under the Revolving Credit Facility of $100 million. The Revolving Credit Facility is available to us on a revolving basis commencing on November 24, 2010 and ending on November 24, 2015.

The Agreement also provides for a term credit facility in the aggregate amount of $100 million (the “Term Credit Facility”). The Term Credit Facility requires payments in the amount of $3.75 million for each fiscal quarter during the fiscal years ended December 31, 2011 and 2012, $5.0 million for each fiscal quarter during the fiscal years ended December 31, 2013 and 2014 and $7.5 million for each fiscal quarter during the period commencing on January 1, 2015 through the maturity date on November 24, 2015. All principal and interest not previously paid on the Term Credit Facility will mature and be due and payable on November 24, 2015.

Under the terms of the Agreement, we may borrow, at our option, at interest rates equal to one, two, three or six month adjusted LIBOR rates, or equal to the greatest of the prime rate, the federal funds rate plus 0.50% and the one month adjusted LIBOR rate plus 1%, in each case plus a margin determined by our current leverage ratio.

The Agreement contains covenants which include our maintenance of certain leverage and fixed charge coverage ratios, limitations on our indebtedness, our investments in, and loans to, other business units, our ability to enter into business combinations and asset sales, and certain other financial and non-financial covenants. These covenants also apply to our subsidiaries.

As of November 24, 2010, the Company had $15.2 million of revolving loans outstanding under the Revolving Credit Facility and $100 million of term loans outstanding under the Term Credit Facility. All of the proceeds of both such borrowings were applied to repay certain indebtedness (including the indebtedness under that certain Bridge Loan Agreement dated February 18, 2010 by and among the Company, KeyBank National Association and the lenders thereto) and for other working capital needs and general corporate purposes.

The description of the Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation

The disclosure set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement dated as of November 24, 2010, among Heartland Payment Systems, Inc., a Delaware corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities LLC and KeyBank National Association, as Co-Lead Arrangers and Joint Bookrunners, Bank of America, N.A., as Syndication Agent, and Wells Fargo Bank, N.A., as Documentation Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 1, 2010

Heartland Payment Systems, Inc.
(Registrant)

By:	/s/ Charles H.N. Kallenbach
Charles H.N. Kallenbach
General Counsel, Chief Legal Officer and
Secretary